                                                                      EXHIBIT 11



                            STATEMENT RE COMPUTATION
                             OF PER SHARE EARNINGS



                          THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                          ---------------------------    -------------------------
                               1997          1996             1997        1996
                               ----          ----             ----        ----
Net income                 $ 2,176,000    1,471,000        1,688,000   1,974,000
                           ===========    =========        =========   =========


Net income per share: (1)

         Primary           $      0.55         0.38             0.43        0.51
                           ===========    =========        =========   =========
         Fully diluted     $        --         0.36               --        0.49
                           ===========    =========        =========   =========



Weighted average
  shares outstanding: (1)

         Primary             3,921,853    3,872,073        3,921,853   3,859,097
                           ===========    =========        =========   =========
         Fully diluted              --    4,031,202               --   4,018,225
                           ===========    =========        =========   =========


(1) The Company is showing both primary and fully diluted earnings per share for the second quarter and first half of 1996. These calculations, required under generally accepted accounting principles, reflect the effects of in the market prices for the Company's shares in determining the dilution resulting from the assumed exercise of the Company's employee stock options.